Exhibit 10.17
EXECUTION COPY
EMPLOYMENT AGREEMENT
     This employment agreement (the “Agreement”) is made and entered into by and between Strategic Outsourcing, Inc. (“SOI”), a Delaware corporation with its principal offices at 5260 Parkway Plaza, Charlotte, NC and Michael Willson (“Executive”), 1440 Lockhart Place, NW, Concord, NC 28027 effective as of (and subject to) the consummation of the transaction contemplated by the Stock Purchase Agreement by and among Regions Financial Corporation, Union Planters Bank, N.A., SOI and SOI Investors LLC, dated as of June 29, 2005 (the date of the consummation of such transaction being referred to herein as the “Effective Date”). This Agreement, if and when it becomes effective, shall supercede in its entirety the employment agreement between the parties dated September 20, 2004 (the “Prior Agreement”).
     WHEREAS, Executive is currently employed by SOI as its Chief Financial Officer; and
     WHEREAS, SOI desires to continue to employ Executive on and following the Effective Date, and Executive desires to accept such continued employment, in accordance with the terms and conditions hereof.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties and agreements of the parties set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.	Employment.
a.	Term. SOI hereby agrees to continue to retain the services of Executive and Executive hereby agrees to continue to serve SOI on the terms and conditions set forth herein. Subject to earlier termination as expressly provided herein, this Agreement shall be effective for a period commencing on the Effective Date and ending on the day immediately preceding the third anniversary of the Effective Date (the “Term”). Unless the parties otherwise agree in writing, continuation of Executive’s employment with SOI beyond the expiration of the Term shall be deemed an employment “at will” and shall not be deemed to extend any of the provisions of this Agreement, and Executive’s employment may thereafter be terminated at will by Executive or SOI.

b.	Position. SOI shall continue to employ Executive as its Chief Financial Officer. Executive shall diligently perform the duties of Chief Financial Officer and all other services as may be assigned to him by SOI, and Executive shall devote his full time and attention to the business and affairs of SOI, render such to the best of his ability, and use his best efforts to promote the best interests of SOI.
2.	Compensation. As compensation for services to SOI, SOI agrees to pay Executive an annual base salary (the “Base Salary”), payable in installments on SOI’s regularly scheduled payroll dates, of One Hundred Ninety Five Thousand Dollars ($195,000).

3.	Benefits. SOI and Executive agree that Executive will be eligible for the same benefits (other than severance benefits) offered to regular full-time employees at a similar level of pay and responsibility within SOI subject to and in accordance with the terms of the applicable plan documents. In exchange for the promises made by SOI under this Agreement, Executive waives any claim to severance benefits under any agreement (other than this Agreement), benefits plan, practice or program of SOI.

4.	Bonus.
a.	Executive will be eligible for an annual bonus in accordance with the terms and conditions of the SOI Management Bonus Incentive Plan (the “Bonus Plan”). Executive’s “Target Bonus,” as defined in the Bonus Plan, shall be 35% of his Base Salary.

b.	On the Effective Date, SOI shall pay Executive [$537,478] in a single lump sum, in full satisfaction of its obligations to Executive in respect of the Change of Control Benefit described in Section 7 of the Prior Agreement.
5.	Expenses. Executive is authorized to incur necessary and customary expenses in connection with the business of SOI. SOI will pay or reimburse Executive for such expenses upon presentation by Executive of the appropriate records which verify such expenses in accordance with SOI’s normal expense policies.

6.	Termination. This Agreement, and Executive’s employment with SOI, shall terminate upon the first to occur of the following:
a.	The expiration of the Term provided for in Section 1.a;

b.	The death or “permanent disability” (as defined in Section 9) of Executive;

c.	Termination of the employment of Executive by SOI “for Cause,” as defined in Section 10;

d.	Termination of the employment of Executive by SOI other than for Cause or by Executive for “Good Reason,” as defined in Section 11; and

e.	Termination of employment by Executive without Good Reason, provided that Executive shall give at least ninety (90) days prior written notice of such termination (the period between the date on which Executive provides such notice and Executive’s termination of employment shall be referred to as the “Notice Period”). SOI reserves the right to accelerate Executive’s termination under this provision so that it occurs at anytime during the Notice Period, in which case, Executive’s date of termination for purposes of any payments or benefits to which he is entitled under Section 10 hereof shall be deemed to be the date on which Executive’s employment actually ceases as determined by SOI.
7.	Excise Tax Limitation. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive from

SOI or any other party in connection with any transaction involving SOI, whether or not received pursuant to the terms of this Agreement or otherwise and including, but not limited to, the acceleration of vesting or payment of any award (all such payments and benefits hereafter called “Total Payments”), would be subject in whole or in part to the excise tax (hereinafter the “Excise Tax”) imposed by Section 4999, or any successor section, of the Internal Revenue Code of 1986, as amended (the “Code”) then the Total Payments shall be reduced to the extent, but only to the extent, necessary so that no portion of the Total Payments is subject to the Excise Tax. The determination as to whether a reduction in the Total Payments shall be made, and if so, the amount and/or manner of any such reduction, shall be made by the firm of certified public accountants that had been acting as SOI’s auditors immediately prior to SOI’s making the payment that would be subject to the Excise Tax or by such other firm of certified public accountants, benefits consulting firm, or legal counsel as SOI may designate, with the approval of Executive. All fees and expenses of the firm making the determinations under this subparagraph shall be borne by SOI, and any determination of such firm shall be final and binding upon SOI and Executive.
8.	Noncompetition; Nonsolicitation. In consideration of the payments and benefits to be provided to Executive herein, and of the extension of the remaining term of the Prior Agreement provided by this Agreement, for a period of two (2) years following the date of Executive’s termination of employment, Executive covenants and agrees that: (a) Executive shall not, directly or indirectly, on his own behalf, or as an employee, representative, or agent of a third party, by ownership of any type of interest in any business enterprise or by any other means whatsoever, engage in any business or activities which are competitive with SOI’s business (a “Competitor’s Business”) within the states of Texas, California, Florida or North Carolina nor become associated with or render services to a Competitor’s Business; (b) Executive shall not, directly or indirectly, call upon or solicit any customers of SOI or any presently existing affiliate for any purpose or business that is competitive with SOI’s business; and (c) the Executive will not, directly or indirectly, solicit or attempt to induce any SOI employee, or any person who was an SOI employee at any time during the six-month period ending on the first date of such activity, to leave SOI’s employ. For the purposes of this Section 8, the term “Competitor’s Business” shall apply only to such businesses or activities conducted by a competitor of SOI within the states of Texas, California, Florida or North Carolina.

Nothing in this Section 8 shall prohibit Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two (2) percent of the outstanding stock of any class of a public corporation, so long as Executive has no active participation in the business of such corporation.

9.	Death or Disability.
a.	In the event of the termination of the employment of Executive due to his permanent disability or death, Executive (or in the event of his death, his executor, administrator or other personal representative) shall receive:

i.	his accrued Base Salary through the date of the termination of Executive’s employment;

ii.	continued participation in the “Strategic Outsourcing, Inc. 2002 Management Incentive Plan” (i.e. the plan concerning certain litigation referred to internally as “CNA-B” which is pending in the United States District Court for the Western District of North Carolina, File No. 3:02 CV 540-McK);

iii.	any annual bonus owing but not yet paid for any fiscal year ended on or before Executive’s termination of employment; and

iv.	any other benefits to which Executive is entitled upon his termination of employment with SOI due to his permanent disability or death, in accordance with the terms of the plans and programs of SOI.
b.	As used in this Agreement, “permanent disability” shall mean Executive’s inability, by reason of mental or physical impairment, to perform the essential functions of his position with or without reasonable accommodation, for a period of twelve (12) consecutive work weeks, or for intermittent periods totaling in the aggregate, more than twelve (12) work weeks in any twelve (12) month period.

In the event of any dispute regarding the existence of Executive’s permanent disability hereunder, the matter shall be resolved by the determination of a physician qualified to practice medicine in the State of North Carolina to be selected by SOI. Executive shall have the right to obtain a second opinion at Executive’s expense from a physician qualified to practice medicine in the State of North Carolina as selected by Executive. If the initial and second opinions are inconsistent, the matter shall be resolved by a third opinion from a physician qualified to practice medicine as selected by agreement between SOI and Executive, the expense of which to be borne equally by SOI and Executive. For purposes of this Section 9, Executive shall submit to any medical examinations reasonably requested by any of the physicians. Thirty (30) days notice of termination for permanent disability shall be given in writing by SOI or Executive (whichever is claiming termination on account of permanent disability) to the other, stating the bases upon which such termination is made.
10.	Termination by SOI for Cause or by Executive without Good Reason. As used in this Agreement, termination “for Cause” shall be deemed to have occurred at the time SOI gives written notice to Executive that Executive has participated in any of the following conduct while an employee of SOI: (1) willful and knowing dishonesty in communication of any kind on any material subject for any purpose either to SOI or to any person or entity for or on behalf of SOI; (2) theft, embezzlement, false entries on records, misapplication of funds or property, misappropriation of any asset, any conduct resulting in conversion of any kind, or any actual or constructive fraud; (3) imparting “Confidential Information,” as defined in Section 13, whether proprietary or non-proprietary, resulting in material adverse effect upon SOI to any person other than: (i) an “Authorized Employee” (as such term is defined in Section 13); (ii) as required by law, regulation or order of any court or regulatory commission, department or agency; or (iii) as part of a confidential communication to an attorney after obtaining the attorney’s written agreement to comply with the Non-Disclosure provisions of Section 12 in accordance with the requirements of Section 13 or (iv) as part of Executive’s duties in the course of SOI’s business; (4) gross neglect of duty or willful refusal to perform his duties of employment at SOI; (5) conduct involving moral turpitude which results in public disgrace for which there is probable cause to believe that, if criminally prosecuted, such conduct would be adjudged felonious; or (6) receiving, during the term of this Agreement, compensation, income, or a future interest in or future entitlement to compensation, or income, from any person or entity who or which is engaged in the same or substantially the same business as SOI in the same product, service or geographical market, except stock dividends and/or gains from passive investments in financial institutions or professional employer organizations by Executive made in the ordinary course of business, as part of Executive’s investment portfolio and as otherwise not prohibited hereunder.
If SOI terminates Executive’s employment for Cause or Executive resigns without Good Reason, he shall be entitled only to:
a.	accrued Base Salary through the date of the termination of his employment;

b.	continued participation in the “Strategic Outsourcing, Inc. 2002 Management Incentive Plan” (i.e. the plan concerning certain litigation referred to internally as “CNA-B” which is pending in the United States District Court for the Western District of North Carolina, File No. 3:02 CV 540-McK); and

c.	any other benefits to which Executive shall be legally entitled upon his termination of employment, in accordance with the terms of applicable plans and programs.
Notwithstanding anything to the contrary contained in this Agreement, if, following a termination of Executive’s employment for Cause, an arbitrator in a proceeding pursuant to Section 18, determines in a final determination that Executive was not guilty of the conduct that formed the basis for the termination, Executive shall be entitled, as damages for breach of this Agreement, to the payments and the economic equivalent of the benefits he would have received had his employment been terminated by SOI without Cause.
11.	Termination by SOI without Cause or by Executive for Good Reason. As used in this Agreement, “Good Reason” shall mean: (1) any reduction in Executive’s Base Salary or Target Bonus opportunity; (2) any material reduction in benefits to which Executive shall be entitled under the plans and programs of SOI (unless such reduction is equally applicable to all senior executives of SOI as well as Executive); (3) any material reduction in Executive’s employment responsibilities or in his office or title; or (4) Executive’s relocation from the greater metropolitan area of Charlotte/Concord, North Carolina without his consent. Upon termination of the employment of Executive by SOI without Cause or the voluntary termination of such employment by Executive for Good Reason, Executive shall receive:

a.	his accrued Base Salary through the date of the termination of his employment;

b.	any annual bonus owing but not yet paid for any fiscal year ended on or before Executive’s termination of employment, and the annual bonus for the fiscal year in which Executive’s employment is terminated, determined on a pro rata basis through the date of termination, and calculated and paid on the same basis and at the same time as other similar senior executives of SOI;

c.	any other benefits to which Executive is entitled upon his termination of employment, in accordance with the terms of applicable plans and programs;

d.	the Executive’s Base Salary at the rate in effect at the time of termination, payable in installments on SOI’s regularly scheduled payroll dates for twelve (12) months (the “Severance Payment”) following his termination of employment; provided, that, if Executive is, at the time of termination, a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code (or any successor provision), and if required to comply with Section 409A of the Code and any Treasury regulations or other guidance promulgated thereunder, Executive will receive the first six months of the Severance Payment in a single lump sum on the six-month anniversary of the date of Executive’s termination of employment, and the remainder of the Severance Payment shall thereafter be paid as described above for the remainder of the applicable period;

e.	Continued participation in the “Strategic Outsourcing, Inc. 2002 Management Incentive Plan” (i.e. the plan concerning certain litigation referred to internally as “CNA-B” which is pending in the United States District Court for the Western District of North Carolina, File No. 3:02 CV 540-McK); and

f.	Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments (other than any payment made as a result of Executive’s continued participation in the Strategic Outsourcing, Inc. 2002 Management Incentive Plan pursuant to Section 11.e) to which Executive is entitled under this Section 11 are conditioned upon and subject to Executive’s execution of a general waiver and release, in such form as shall be prepared by SOI, of all claims Executive may have against SOI, except as to matters covered by provisions of this Agreement which expressly survive the termination of this Agreement and Executive not revoking such general waiver and release during any applicable revocation period.
12.	Non-Disclosure. During and following the termination of Executive’s employment with SOI, without limitation in time, Executive will not disclose any information deemed “Confidential Information” (as such term is defined in Section 13, except (i) to a person who is an “Authorized Employee” (as such term is defined in Section 13), (ii) as required by law, regulation or order of any court or regulatory commission, department or agency, (iii) as part of a confidential communication to an attorney, or (iv) as part of SOI’s normal course of business. Notwithstanding the foregoing, if Executive is required by law to disclose Confidential Information,

Executive shall provide SOI with prompt written notice of such requirement and shall assist SOI to seek a protective order or other appropriate remedy protecting its interests. In any event, Executive will furnish only that part of the Confidential Information that is required by law and will use reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Confidential Information so furnished.
13.	Definition of Confidential Information and Authorized Employee. “Confidential Information” means any information concerning SOI or its subsidiaries, parent company or other corporate affiliates not disseminated by the owner of the information to the general public (including identity of customers, clients, business contacts, suppliers of goods and/or services, and any transaction by or between such person or entities and SOI or its subsidiaries, parent company or other affiliates) and which Executive used or knew of because of his employment at SOI, including, without limitation, specific information about methods not generally employed in the industry at large and which are used or known to be contemplated for use in the future by SOI or its subsidiaries, parent company or other corporate affiliates for the purpose of gaining proprietary advantage over competitors; provided, however, that Confidential Information shall not include general knowledge of skills and techniques acquired or improved as a result of the employment experience at SOI. “Authorized Employee” means members of the SOI Board of Directors and employees and members of Clarion Capital Partners, LLC (“Clarion”) who require the information in order to perform their legitimate duties to Clarion, all in the course of the performance of Executive’s duties pursuant to this Agreement. Executive shall be entitled at all times to disclose Confidential Information to his personal attorney on a confidential basis upon obtaining the written agreement of such attorney to comply with the Non-Disclosure provisions of this Agreement and as may otherwise be required by law.

14.	Assignment. SOI may assign its rights and privileges under this Agreement without the express consent of Executive, and SOI’s rights under this Agreement will automatically inure to the benefit of any successor of SOI. Executive may not assign any of his rights and privileges under this Agreement.

15.	Execution of Agreement. The execution of this Agreement shall be final upon signing by SOI and Executive, and shall not require the approval or ratification of the SOI Board of Directors or any committee thereof.

16.	Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior discussions, understandings and commitments, if any, whether oral or written, and constitutes a substituted contract for any prior agreement between Executive and SOI (or its parent company) concerning Executive’s employment including, without limitation, the Prior Agreement.

17.	Amendment. This Agreement cannot be amended or modified except by subsequent written agreement signed by all of the parties. In agreeing that this Agreement may not be changed in any way except by a written and executed document, the parties knowingly waive and give up any constitutional right which they may otherwise have to amend or modify this Agreement by some means other than in writing. Finally, any agreement between SOI and Executive which concerns any subject dealt with by this Agreement shall be considered an amendment or modification of this Agreement and not an agreement separate from this Agreement.
18.	Dispute Resolution. Any dispute between Executive and SOI arising out of this Agreement, its interpretation or breach, or arising out of Executive’s employment, shall be settled by final and binding arbitration in New York, New York before a panel of three arbitrators, administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes then in effect (the “Arbitration Rules”); provided, however, that SOI or its successor may bring an action in any court of competent jurisdiction to enforce or recover for the breach of Section 8 or Section 12 of this Agreement. If a dispute arises out of or relates to this Agreement or the breach thereof, other than in respect of Section 8 or Section 12 of this Agreement, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under the Arbitration Rules, before resorting to arbitration, litigation or some other dispute resolution procedure.

19.	Controlling Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the federal law of the United States of America, and in the absence of controlling federal law, in accordance with the laws of the State of North Carolina without regard to principles of conflicts of laws which could cause the application of the laws of any jurisdiction other than the State of North Carolina.

20.	Enforceability.
a.	Executive acknowledges and agrees that, by virtue of Executive’s position with SOI, the services to be rendered by the Executive to SOI under this Agreement and the Executive’s access to and use of Confidential Information, any violation by the Executive of any of the undertakings contained in Sections 8 or 12 of this Agreement would cause SOI immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, Executive agrees that in the event of a breach or threatened breach by the Executive of any said undertakings, SOI will be entitled to temporary and permanent injunctive relief in any court of competent jurisdiction (without the need to post bond and without proving that damages would be inadequate). In addition, upon a willful and material violation by the Executive of Section 8 or 12, any payments remaining due to the Executive pursuant to Section 11.d shall cease upon SOI’s filing of a judicial action or a submission for binding arbitration claiming in good faith that the Executive has breached Section 8 or 12 in the manner as described above, and shall be forfeited upon a judge’s or arbitrator’s (as applicable) binding, final determination in SOI’s favor. The rights and remedies provided for in this Section are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law. SOI’s affiliates, stockholders, principals and directors shall be considered third party beneficiaries under this Section and shall be entitled to enforce their rights hereunder directly.
b.	General. Executive acknowledges and agrees that the covenants set forth in Sections 8 and 12 of this Agreement are reasonable and valid in geographical and temporal scope. Executive understands that the provisions of Section 8 of this Agreement may limit his ability to earn a livelihood in a business similar to SOI’s business but he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of SOI and its stockholders, principals and directors, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to Executive, and (v) the consideration provided hereunder is sufficient to compensate Executive for the restrictions contained in Sections 8 and 12 of this Agreement. In consideration of the foregoing and in light of Executive’s education, skills and abilities, Executive agrees that he shall not assert that, and it should not be considered that, any provisions of Sections 8 or 12 are void, voidable or unenforceable or should be voided or held unenforceable; provided, that, nothing shall preclude Executive from challenging the enforceability of the provisions of Sections 8 or 12 by asserting his own interpretations and understanding of such provisions.
21.	Withholding Taxes. SOI may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

22.	Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

23.	Survivability. The provisions of Sections 8, 12, 13, 18, 19, 20 and 22 shall specifically survive any termination of this Agreement.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AGREED TO AND ACCEPTED BY:
STRATEGIC OUTSOURCING, INC.

SIGNED:	SIGNED:

/s/ Michael Willson	/s/ Carl Guidice

Michael Willson	Carl Guidice

Printed Name	Printed Name

CEO

Title